Filed Pursuant to Rule 433

Registration Statement No. 333-196442

Pricing Term Sheet

June 29, 2016

Express Scripts Holding Company

$1,000,000,000 3.000% Senior Notes due 2023

$1,500,000,000 3.400% Senior Notes due 2027

$1,500,000,000 4.800% Senior Notes due 2046

This pricing term sheet to the preliminary prospectus supplement dated June 29, 2016 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Express Scripts Holding Company (the “Issuer”)

Ratings:	Moody’s: Baa2 (Stable) / S&P: BBB+ (Stable) / Fitch: BBB (Stable)

Security Description:	3.000% Senior Notes due 2023 (the “Notes due 2023”) 3.400% Senior Notes due 2027 (the “Notes due 2027”) 4.800% Senior Notes due 2046 (the “Notes due 2046”)

Aggregate Principal Amount:	Notes due 2023: $1,000,000,000 Notes due 2027: $1,500,000,000 Notes due 2046: $1,500,000,000

Issue Price (Price to Public):	Notes due 2023: 99.911% of Principal Amount Notes due 2027: 99.959% of Principal Amount Notes due 2046: 99.825% of Principal Amount

Maturity Date:	Notes due 2023: July 15, 2023 Notes due 2027: March 1, 2027 Notes due 2046: July 15, 2046

Coupon:	Notes due 2023: 3.000% Notes due 2027: 3.400% Notes due 2046: 4.800%

Benchmark Treasury:	Notes due 2023: 1.375% UST due June 30, 2023 Notes due 2027: 1.625% UST due May 15, 2026 Notes due 2046: 2.500% UST due February 15, 2046

Benchmark Treasury Price and Yield:	Notes due 2023: 100-13 / 1.314% Notes due 2027: 101-03 / 1.505% Notes due 2046: 104-01 / 2.311%

Spread to Benchmark Treasury:	Notes due 2023: T + 170 basis points Notes due 2027: T + 190 basis points Notes due 2046: T + 250 basis points

Yield to Maturity:	Notes due 2023: 3.014% Notes due 2027: 3.405% Notes due 2046: 4.811%

Interest Payment Dates:

Notes due 2023: Semi-annually in arrears on each January 15 and July 15, commencing on January 15, 2017

Notes due 2027: Semi-annually in arrears on each March 1 and September 1, commencing on September 1, 2016

Notes due 2046: Semi-annually in arrears on each January 15 and July 15, commencing on January 15, 2017

Optional Redemption:

Notes due 2023: At any time prior to 60 days prior to the maturity date of the Notes due 2023, the Notes due 2023 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at the greater of par and the make-whole amount to the redemption date at a discount rate equal to the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to the date of redemption.

Notes due 2027: At any time prior to 90 days prior to the maturity date of the Notes due 2027, the Notes due 2027 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at the greater of par and the make-whole amount to the redemption date at a discount rate equal to the Treasury Rate plus 30 basis points, plus accrued and unpaid interest to the date of redemption.

Notes due 2046: At any time prior to 180 days prior to the maturity date of the Notes due 2046, the Notes due 2046 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at the greater of par and the make-whole amount to the redemption date at a discount rate equal to the Treasury Rate plus 40 basis points, plus accrued and unpaid interest to the date of redemption.

Notes due 2023: At any time on or after 60 days prior to the maturity date of the Notes due 2023, the Notes due 2023 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at par plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Notes due 2027: At any time on or after 90 days prior to the maturity date of the Notes due 2027, the Notes due 2027 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at par plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Notes due 2046: At any time on or after 180 days prior to the maturity date of the Notes due 2046, the Notes due 2046 will be redeemable, in whole or in part, at the Issuer’s option at any time and from time to time at par plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Trade Date:	June 29, 2016

Settlement Date:	July 5, 2016 (T+3)

Legal Format:	SEC Registered

CUSIP/ISIN:	Notes due 2023: 30219G AQ1 / US30219GAQ10 Notes due 2027: 30219G AN8 / US30219GAN88 Notes due 2046: 30219G AP3 / US30219GAP37

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Mizuho Securities USA Inc.

Mitsubishi UFJ Securities (USA), Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated June 2, 2014, as supplemented by a preliminary prospectus supplement, dated June 29, 2016 (the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents incorporated therein that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

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